Exhibit 10.6

Domain Name License Agreement

THIS AGREEMENT is made the 24th day of February, 2023

BETWEEN:

(1)	LEUNG TSZ HIM, holder of Hong Kong Identity Card No. Y1914004, whose address is at Room D, 7/F., Tower 5, Grand Centre, 33 Hip Wo Street, Kwun Tong, Kowloon, Hong Kong (the “Licensor”); and

(2)	ALPHA TECHNOLOGY GROUP LIMITED, a limited liability company incorporated in the British Virgin Islands with its registered office at CCS Trustees Limited, Mandar House, 3/F, Johnson’s Ghut, Tortola, British Virgin Islands (the “Licensee”).

WHEREAS:

(A)	The Licensor is the registered and beneficial owner of the Licensed Domain Names (as defined below).

(B)	The Licensee is principally engaged in provision of (i) system development services, (ii) web and mobile application development services, (iii) artificial intelligence powered optical character recognition services, and (iv) non-fungible token related services (the “IT solution services”) in Hong Kong.

(C)	The Licensee wishes to use the Licensed Domain Names and the Licensor agrees to grant to the Licensee a sole, exclusive irrevocable license to use the Licensed Domain Names on the terms and conditions set out in this agreement.

IT IS HEREBY AGREED as follows:

1.	Licensed domain names:

By valuable consideration paid by the licensee to the Licensor, the receipt of which is hereby acknowledged, the Licensor hereby irrevocably and exclusively grants the Licensee and its subsidiaries a worldwide license to use, execute, reproduce, display, transfer, distribute, sublicense or otherwise deal with the following domain names (the “Licensed Domain Names”) in any medium or distribution technology, whether known or unknown:

●	techlutionservice.com

●	neuralsense.io

●	techlution.io

2.	The initial term of the license of the Licensed Domain Names shall be three years commencing from the date of on which the shares of the Licensee are listed and traded on the Nasdaq Capital Market and shall be renewed automatically every three years from the initial expiry date to the extent permissible under the Nasdaq Listing Rules, relevant laws and regulations.

3.	The Licensor irrevocably warrants and undertakes that it is and will continue to be the sole registered and beneficial owner of the Licensed Domain Names and shall at its own expense maintain any existing registrations comprising the Licensed Domain Names. The Licensor shall provide to the Licensee on request copies of receipts of renewal fees.

4.	Confidentiality:

4.1	The Licensee shall keep confidential, both during and after the termination of the terms of this Agreement, any information supplied to it under this Agreement which the Licensor designates in writing as being confidential at the time it is supplied (the “Confidential Information”), and shall only make use of such information for the purposes of providing IT solution services during the course of its business under this Agreement save and except where such Confidential Information (a) was in the public domain through no fault of the recipient party, its employees, agents, successors or assigns, (b) later became part of the public domain through no fault of the recipient party, its employees, agents, successors or assigns, (c) was lawfully disclosed to the recipient party by a third party having the right to disclose it, (d) was already known by the recipient party at the time of disclosure, (e) was independently developed by the recipient or (f) is required to be disclosed to a government agency or at the order of a court of competence.

4.2	Clause 4.1 is subject to the disclosure by Licensee as required by Nasdaq Listing Rules and the Licensor shall provide such assistance as requested.

5.	Warranties, undertaking and representation: The Licensor warrants that the Licensor is the owner of the Licensed Domain Names and has the entire right, title, and interest therein and thereto and has the right to license the Licensed Domain Names to the Licensee. The Licensor shall indemnify and hold the Licensee harmless on a full indemnity basis from all and any loss, expense (including legal costs) or damages, of whatever nature, which may be incurred by the Licensee as a result of any claims or actions for infringement of trademarks or similar proprietary rights that might be brought against the Licensee in connection with or as a consequence of the sale or use of the Licensed Domain Names and/or any of any of the Products using the Licensed Domain Names. The Licensor shall use its best endeavors and take all action necessary so far as permitted by law to safeguard the rights hereby granted to the Licensee including taking such steps as may be reasonable to prevent the infringement of the Licensed Domain Names.

6.	The Licensee and/or its subsidiaries shall not change arbitrarily the wording, the design and their combination of the Licensed Domain Names.

7.	The Licensee and/or its subsidiaries shall not grant a sub-license to use the Licensed Domain Names without the consent of the Licensor.

8.	License fee and payment: In consideration of the Licensor’s granting a license to the Licensee and its subsidiaries according to the terms and conditions of this Agreement, the Licensee agrees to pay to the Licensor a license fee of HK$1.00.

9.	First right of refusal: Licensee shall have a first right of refusal with respect to the acquisition of the Licensed Domain Names. In the event that Licensor receives an offer to sell the Licensed Domain Names, Licensor will notify Licensee of such offer and the terms of such offer in writing within five (5) days of receipt of such offer. Licensee shall then have thirty (30) days to exercise its right of first refusal to purchase the Licensed Domain Names at the same price and on the same terms as contained in such offer (the “Offer Terms”). In the event that Licensee elects not to exercise its rights under this Clause 9 to purchase the Licensed Domain Names, the Licensor may sell the Licensed Domain Names to the offering party on the Offer Terms within ten (10) days after the Licensee notifies the Licensor that it does not exercise the right, subject to the License set forth herein. The rights of Licensee under this Clause 9 shall apply to each proposed sale of the Licensed Domain Names to any third party.

10.	Termination: The parties may mutually agree to terminate this agreement in writing before the expiry of the term as set out in Clause 2 of this agreement.

11.	Variation: No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

12.	Severance: If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this agreement.

13.	Governing law and jurisdiction:

13.1	This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of Hong Kong.

13.2	Each party irrevocably agrees that the courts of Hong Kong shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

14.	Third-party rights: This Agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce any terms of this Agreement.

15.	Counterparts: This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed shall be an original, but all of the counterparts shall together constitute one and the same agreement, provided always that this Agreement shall not become valid and binding unless and until executed by all parties hereto.

EXECUTION PAGE

IN WITNESS whereof, the Parties have duly executed this Agreement the day and year first above written.

SIGNED by	)
)
LEUNG TSZ HIM	)
in the presence of :-)
)
)

SIGNED by	)
)
for and on behalf of	)
ALPHA TECHNOLOGY GROUP	)
LIMITED	)
in the presence of:-)
)

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